Exhibit 99.1

FOR IMMEDIATE RELEASE		June 20, 2024
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST APPOINTS THREE NEW MEMBERS TO ITS BOARD OF DIRECTORS
Additions Butler, Eicher & Flanagan bring diverse experience, financial acumen

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) announced today that its board of directors has elected three new members to the company’s board: Ronald Butler Jr., a “Big 4” public accounting firm managing partner with more than 32 years of diverse management and executive leadership experience; Carol S. Eicher, a seasoned executive who has served in multiple board leadership roles with both public and private equity-backed businesses; and Susan T. Flanagan, an executive with a broad and accomplished career spanning various sectors, including regulated utilities, energy and renewables, finance and capital markets, and portfolio management.

The appointments, effective July 1, increase the number of Pinnacle West directors from nine to 12, of which 11 are independent members. Butler and Flanagan have been appointed to the Board’s Audit and Finance committees. Eicher joins the Audit and the Nuclear & Operating committees.

“We are pleased to add the extraordinary expertise of these three accomplished leaders,” said Pinnacle West Chairman, President and CEO Jeff Guldner. “Ron has a thorough understanding of financial and strategic planning, operational effectiveness and digital transformation. Carol has extensive board experience at publicly traded companies, including driving transformation across large and complex organizations. And, Susan has a rich history of practical expertise in both domestic and international energy markets, including wind, solar, storage, conventional thermal power generation assets and grid infrastructure.

“With their collective experience, we look forward to the valuable perspectives and guidance they will provide to our strategy and operations as we continue to focus on delivering value for our customers and shareholders in a rapidly evolving energy landscape.”

Butler – a trusted advisor to Fortune 500 executives, corporate boards and audit committees across a broad set of industries including mining and metals, technology and consumer products – began his career in 1991 with KPMG in its Phoenix office. In 1995, he joined EY, one of the world’s largest professional services firms, becoming a Partner in 2004 and then being promoted to Managing Partner of the Arizona Practice in 2008. Over his career, Butler has advised a diverse group of public and privately held companies ranging from middle-market to large multinational companies. He also serves as EY’s U.S Mining and Metals Leader.

Butler received his Bachelor of Science degree in Accountancy from the University of Arizona and is the recipient of the University of Arizona Eller College Outstanding Alumnus (2024) and the University of Arizona Alumni Association Sidney S. Woods Alumni Service Aware (2015). He is a licensed CPA in the State of Arizona and a member of the Arizona Society of CPA’s and the American Institute of Certified Public Accountants.

Eicher possesses more than 30 years of experience in global manufacturing, operations and mergers and acquisitions. She is on the boards of The Tennant Company (NYSE: TNC), an industrial machinery company, and Arq, Inc. (NASDAQ: ARQ), a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing its environmental impact. She also serves on two private company boards. Her senior leadership experience includes positions at The Dow Chemical Company, Rohm and Haas Company, Ashland Chemical Company and E.I. DuPont de Nemours and Company, Inc. In her last executive role, Eicher served as CEO of Innocor, Inc. from May 2014 to July 2017.

Eicher holds a Bachelor of Science degree in Chemical Engineering from the University of Pennsylvania and a Master in Business Administration from York College of Pennsylvania. She volunteers as Chair of the Board of Directors for the Fairmount Park Conservancy and as Secretary of the Board of Trustees for York College of Pennsylvania.

Flanagan – an experienced senior executive and subject matter expert in the energy and renewables space – started her professional career as an engineer with General Electric (GE). Following graduate school, she joined Long Island Lighting Company, where she managed strategic and corporate planning. Subsequently, she served as a Director in Energy Transaction Services for PricewaterhouseCoopers LLP; as a vice president for Dayton Power & Light; and as a Senior Manager for Ernst & Young, working closely with utility and private equity clients. In 2005, Flanagan rejoined GE where she served in various senior roles, most notably as President and CEO of GE Capital, Energy Financial Services. Following her 2023 retirement from GE, she joined Apollo Global Management as an Operating Partner, advising them on various investment opportunities in the Energy sector.

Flanagan attended Columbia University and earned a Bachelor of Science degree in mechanical engineering, as well as a Master of Science in Aerospace Engineering from University of Cincinnati. She also earned an MBA from New York University Stern School of Business. She has been actively involved in the World Economic Forum and GE Women’s Network, and she served on the Columbia University School of Engineering's Board of Visitors.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $25 billion, about 6,500 megawatts of generating capacity and approximately 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.